                                                                   EXHIBIT 10.35

                               KIDD & COMPANY, LLC
                              Three Pickwick Plaza
                          Greenwich, Connecticut 06830

                                                         March 30, 1999

                                   ----------

                       Kidd Management Services Agreement

                                   ----------

MedSource Technologies, Inc.
Two Carlson Parkway
Plymouth, Minnesota 55447

Gentlemen:

          This is to confirm the understanding between Kidd & Company, LLC ("KCO") and MedSource Technologies, Inc., a Delaware corporation (the "Company"), with respect to the performance by KCO of services in connection with the management of the Company and its direct and indirect subsidiaries.

          1. Services. KCO will perform ongoing management services for the
             --------
Company which shall include but shall not be limited to the following:

          (a) Business Plans and Budgets. KCO will assist in the preparation of
              --------------------------
the Company's annual business plans and budgets, will advise the Company's management in connection with the implementation of such plans and will work closely with management to measure and monitor the Company's performance with respect to its plans and budgets. KCO will assist in the preparation of other business plans or business proposals for the Company and related Company literature to be utilized in connection with proposed acquisitions or business combinations.

          (b) Financial Planning. KCO will work closely with management in
              ------------------
monitoring the Company's financial affairs and initiating and maintaining relationships with sources of financing for the Company including banks, other lending institutions and investment banking firms.

          (c) Management Assistance. KCO will assist and advise the Company's
              ---------------------
management in connection with implementation of the Company's business plans.

          (d) Acquisitions and Other Business Combinations. Where appropriate,
              --------------------------------------------
KCO will (i) investigate and review proposals concerning acquisitions and other business combinations and advise the Company as to the structure and form of any such proposal, (ii) perform financial analyses of the acquisition candidates and relevant comparable companies and assist the Company in the determination of appropriate and desirable values to be realized in any acquisition or business combination, (iii) counsel the Company as to strategy and tactics for initiating and continuing discussions and negotiations with any third party in connection with an acquisition or business combination and, if requested by the Company, participate in such discussions and negotiations, (iv) if any agreement in principle is reached with any third party in connection with an acquisition or business combination, assist the Company in negotiating a definitive agreement to consummate the transaction and (v) assist the Company in consummating any such transactions, including, without limitation, in the preparation of any requisite or desirable regulatory filings, the satisfaction of any closing conditions and the performance by the Company and its affiliates of any covenants or obligations under any acquisition agreement.

          (e) Personnel. KCO will assist the Company in identifying,
              ---------
interviewing and recruiting suitable candidates for senior management positions, and determining appropriate compensation arrangements for senior executives of the Company.

          2. Remuneration.
             ------------

          (a) In consideration of the services to be performed by KCO, the Company, subject to the terms of section 9.07 of the Credit Agreement (as hereinafter defined) and section 2.6 of the Securities Purchase Agreement (as hereinafter defined), shall pay to KCO an annual fee payable in arrears in equal monthly installments equal to the sum of:

               (i) $1,021,000; and

               (ii) .75% of the aggregate consideration (determined as provided in section 2(b) below) paid or otherwise given by the Company in connection with the acquisition of businesses, assets and entities that become part of the Company through acquisition, merger or other business combination after the date of this agreement; provided, however, that, in the year of an acquisition, the incremental amount of the fee with respect to such acquisition shall be payable on a prorated basis with respect to the portion of the year commencing on the date of acquisition, but shall be paid in full in subsequent years.

          (b) (i) For purposes of determining the fees payable pursuant to clause (ii) of section 2(a), the "aggregate consideration" in any transaction shall include all cash, securities and other property given and all liabilities assumed, provided that any contingent amounts to be paid in the transaction shall not be deemed to be "consideration" for this purpose until actually paid.

          (ii) The value of any non-cash consideration shall be determined by the reasonable good faith agreement of the Company and KCO; provided, however, that such value shall not be included for purposes of determining the fees payable pursuant to section 2(a) until KCO and/or the Company shall have given the holders of the Company's Series B Preferred Stock at least 15 days prior written notice of such value, in reasonable detail, and such value shall have become final and binding in accordance with this section 2(b). If, within that 15-day period, the Series B Parties (as defined in the next sentence) do not give the Company and KCO written notice of their disagreement with such valuation as contemplated in the next sentence, then the value of such non-cash consideration as stated in the notice to the holders of the Company's Series B Preferred Stock referred to above shall be final, binding and conclusive on the Company, KCO and the holders of the Series B Preferred Stock. If, within that 15-day period, the holders of at least 50% of the outstanding shares of Series B Preferred Stock (the "Series B Parties") give the Company and KCO written notice of their disagreement with such valuation, then the Company and KCO shall attempt to reconcile such disagreement with the Series B Parties within 20 business days after the receipt of the Series B Parties' notice of disagreement. Any such resolution shall be final, binding and conclusive on the Company, KCO and the holders of the Series B Preferred Stock

          (iii) If the Company, KCO and the Series B Parties are unable to resolve all such disagreements within the 20-business-day period after the receipt of the Series B Parties' notice of disagreement referred to in section 2(b)(ii), the Company and KCO shall, together with the Series B Parties, select a mutually agreeable investment bank to make the determination and, if such parties are unable to agree on such an investment bank within 15 days after the expiration of the 20-business-day period referred to in the preceding sentence, then, at the initiation of any such party, such an investment bank shall be appointed by the American Arbitration Association (any investment bank selected or appointed pursuant to this provision, the "Arbiter"). The Arbiter shall be instructed to determine and report to the Company, KCO and the Series B Parties upon any items that remain in dispute within 20 business days after submission, which report shall be final, binding and conclusive on the Company, KCO and the holders of Series B Preferred Stock. The Arbiter shall be instructed to provide the Company, KCO and the Series B Parties with a report setting forth the amounts (and calculations of such amounts in reasonable detail) of the items in dispute that the Arbiter believes to be reasonable based upon the facts and circumstances as the Arbiter understands them. The fees and disbursements of the Arbiter shall be borne by the Company.

          (c) If at any time the terms of either:

               (i) section 9.07 of the Credit Agreement dated the date hereof among Deutsche Bank AG, the Company and certain other parties (as amended, supplemented, refinanced or replaced from time to time, the "Credit Agreement"); or

               (ii) section 2.6 of the Securities Purchase Agreement dated the date hereof among the Company, MedSource Technologies, LLC, J. H. Whitney Mezzanine Fund, L.P., J. H. Whitney III, L.P., Whitney Strategic Partners III, L.P. and German American Capital Corporation (the "Securities Purchase Agreement"));

do not permit the payment of any amount of the fees provided in section 2(a) hereof, then the Company shall not thereafter make any payment of such fees except as provided below. Such fees shall be deferred but shall continue to accrue (the aggregate amount of such fees deferred either pursuant to item (i) or item (ii) above, without duplication, and including interest thereon as provided below, the "Accrued Fees") and, subject to section 2(d) below, such Accrued Fees shall be paid to KCO together with interest thereon from the date those fees were otherwise payable to the date of actual payment at an annual rate of interest equal to 8%, at such time (and only at such time) as such Accrued Fees may be paid without violation of section 9.07 of the Credit Agreement or section 2.6 of the Securities Purchase Agreement, as applicable. The Banks parties to the Credit Agreement and the Purchasers (as defined in the Securities Purchase Agreement) shall be third party beneficiaries of the Company's covenant under this section 2(c) and shall be entitled to enforce the terms of this section 2(c) against the Company.

          (d) In the event of any bankruptcy or insolvency of the Company that occurs prior to the payment of any Accrued Fees pursuant to section 2(c) above, KCO's right to receive such Accrued Fees shall be subordinated to the prior indefeasible payment in full in cash of (i) all amounts due and owing under the Senior Credit Facility (as defined in the Securities Purchase Agreement) and
(ii) all amounts due and owing in respect of the $20,000,000 aggregate principal amount of the Notes issued pursuant to the Securities Purchase Agreement, together with all interest and other amounts payable with respect thereto.

          3. Expense Reimbursements. In addition to the fees pursuant to
             ----------------------
paragraph 2 above, the Company shall reimburse KCO for all reasonable out-of-pocket costs and expenses incurred by KCO directly in connection with the performance of its services hereunder.

          4. Term. This agreement shall continue until the seventh anniversary
             ----
of the date hereof provided, however, that, at the end of the seven-year term this agreement shall renew for additional one-year periods unless either party shall provide written notice of termination to the other no later than 30 days prior to the next expiration date.

          5. Limitation on Assignment by KCO. KCO shall not assign its rights or
             -------------------------------
duties hereunder to any party other than an entity controlled by, under common control with, or controlling, KCO.

          6. Indemnification. The Company shall, to the fullest extent permitted
             ---------------
by law, indemnify KCO and each of its agents, officers, shareholders, employees, members, representatives, and all others acting on its behalf (collectively with KCO, the "Indemnified Parties"), against any and all liabilities, costs, expenses (including reasonable legal fees and expenses), settlements, judgments and losses (collectively, "Damages"), resulting from, in connection with or arising out of any actual or threatened claim, action, demand, dispute or proceeding of whatever kind and nature that may be asserted against an Indemnified Party in any way arising from the activities of KCO pursuant to this agreement to the same extent as if such Indemnified Party were an officer of the Company, and all of such Damages shall be advanced to each Indemnified Party to the fullest extent permitted an officer of the Company under and subject to repayment in accordance with Delaware law. In addition, the personal liability of each Indemnified Party is hereby eliminated or limited to the fullest extent permitted by paragraph 7 of subsection (b) of section 102 of the Delaware General Corporation Law, as the same may be amended or supplemented from time to time or pursuant to any successor provision, to the same extent as if such Indemnified Party were an officer of the Company under Delaware Law.

          7. Limit on Termination. The Company shall have no right to terminate
             --------------------
this agreement unless KCO shall have committed gross negligence or willful misconduct in the performance of its duties hereunder. In the event of a dispute with respect to the foregoing, the prevailing party in such dispute shall be entitled to recover its reasonable legal fees and expenses in connection therewith.

          Please signify your approval of this agreement by signing in the space provided below.

                                            Very truly yours,

                                            KIDD & COMPANY, LLC


                                            By: /s/ William J. Kidd
                                                --------------------------------
                                                 Name:   William J. Kidd
                                                 Title:  Managing Member

Agreed:

MEDSOURCE TECHNOLOGIES, INC.


By:  /s/ Richard J. Effress
    -------------------------------------
    Name:     Richard J. Effress
    Title:    Chairman

                          MedSource Technologies, Inc.
                          110 Cheshire Lane, Suite 100
                          Minneapolis, Minnesota 55305

                                                         October , 2000

Kidd & Company, LLC
Three Pickwick Plaza
Greenwich, Connecticut  06830

             Re: Management Services Agreement dated March 30, 1999
                 --------------------------------------------------
                 (the "Management Services Agreement")
                 -------------------------------------

Gentlemen:

     This will confirm our agreements as follows:

     In the event that MedSource Technologies, Inc. ("MedSource") proposes to effect a "Qualified IPO" (as such term is defined in the Certificate of Designation of the Company's 6.0% Cumulative Convertible Redeemable Preferred Stock, Series C) and in connection with such Qualified IPO the lead underwriter advises both MedSource and Kidd & Company in writing that in the opinion of such firm the continuation of the Management Services Agreement after such Qualified IPO would adversely affect the offering and sale of the securities of MedSource in such Qualified IPO, then MedSource shall have the right to terminate the Management Services Agreement upon the closing of such Qualified IPO provided
                                                                     --------
that, at such closing, MedSource pays to Kidd & Company (in addition to all other fees which have accrued to Kidd & Company under the Management Services Agreement prior to such Qualified IPO), in cash a fee equal to 1.5 times the total fees paid and/or accrued under the Management Services Agreement for the 12 months preceding the closing.

     Please confirm our agreements below.

                                                   Very truly yours,

                                                   MEDSOURCE TECHNOLOGIES, INC.


                                                By:  /s/ Richard J. Effress
                                                    ----------------------------
                                                     Name:  Richard J. Effress
                                                     Title: Chairman

Agreed:

KIDD & COMPANY, LLC


By: /s/ William J. Kidd
    ------------------------------------------
      Name:   William J. Kidd
      Title:  Managing Member

                               Kidd & Company, LLC
                              Three Pickwick Plaza
                               Greenwich, CT 06830

                                                         December     , 2001

MedSource Technologies, Inc.
MedSource Technologies, LLC
110 Cheshire Lane, Suite 100
Minneapolis, MN 55305

Gentlemen:

     This will confirm that Kidd & Company, LLC has agreed to defer payment of fees due to it under our Management Fee Agreement commencing with the fees due for December 2001 and to defer payment of fees due to it under our Closing Fee Agreement commencing with the fees due in connection with the acquisition by MedSource of HV Technologies until the earliest to occur of (x) an initial public offering of MedSource Common Stock, (y) the Leverage Ratio (as defined below) (calculated on a pro forma basis to account for the payment of any such accrued fees) shall be equal to or less than 2.5:1:00 and (z) such time as the $20.0 million of 12.5% Senior Subordinated Notes due 2008 of MedSource are no longer outstanding; provided, that interest on all such deferred payments under
                    --------
both our Management Fee Agreement and our Closing Fee Agreement shall accrue at the rate of 8% per annum.

     "Leverage Ratio" and the other capitalized terms used below shall have the meanings ascribed thereto in the MedSource Credit Agreement with Deutsche Bank as Agent and as amended through the Fifth Amendment except that (i) the term "Consolidated Funded Indebtedness" as used in the defined term "Leverage Ratio" shall not exclude the amount of Indebtedness attributable to the $20.0 million of 12.5% Senior Subordinated Notes due 2008 of MedSource, and (ii) if the Fixed Charge Coverage Ratio computed in accordance with the applicable provisions of the covenants relating to the foregoing Notes is at least 1.05:1, then for purposes of computing the Leverage Ratio, cash on the balance sheet of MedSource Technologies, Inc. not attributable to the issuance of new equity issued after January 3, 2002 shall be subtracted from Consolidated Funded Indebtedness.

     Please confirm our agreements below.

                                                           Very truly yours,

                                                           Kidd & Company, LLC


                                                           By:
                                                              ------------------

Agreed:

MedSource Technologies, Inc.


By:
   -----------------------------------------

MedSource Technologies, LLC


By:
   -----------------------------------------